Exhibit 99.1

                                 [LOGO] Quaker

For Release:                        NEWS              Contact:
   Immediate                                             Neal E. Murphy
                                                         Vice President and
                                                         Chief Financial Officer
                                                         610/832-4189

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   Quaker Chemical Expects Full-Year Earnings to Be Lower Than Prior Guidance

    CONSHOHOCKEN, Pa., Oct. 14 /PRNewswire-FirstCall/ -- Quaker Chemical Corporation (NYSE: KWR) today announced that it expects full-year earnings to be below previous guidance of around $1.52 per share. A review of preliminary third quarter earnings indicates that profits for the quarter will be considerably lower than the Company's expectations, and it is unlikely that fourth quarter earnings recovery will be sufficient to reach previous full-year guidance.
    Ronald J. Naples, Chairman and Chief Executive Officer, commented, "It has become clear that the key factors upon which our prior earnings guidance for the year was predicated have not advanced at the expected pace, and our third quarter profits are lower than planned. Certainly, unexpected dramatic increases in the price of oil have been a factor. We are continuing to analyze third quarter earnings and are assessing full-year implications. It's important to note that we are staying focused on controlling raw material costs, implementing price increases to offset raw material costs, advancing Quaker product conversions in our CMS business, and building volume."
    As previously announced, the Company expects to release its third quarter earnings on October 28, 2004 (after market close) to be followed by an investor conference call to discuss third quarter results on October 29, 2004 at 2:30 p.m. (ET). Access the conference by calling 877-269-7756 (toll free) or visit Quaker's Web site at http://www.quakerchem.com for a live webcast.
    Quaker Chemical Corporation, headquartered in Conshohocken, Pennsylvania, is a worldwide developer, producer, and marketer of custom-formulated chemical specialty products and a provider of chemical management services for manufacturers around the globe, primarily in the steel and automotive industries.

    This release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in such statements. A major risk is that the Company's demand is largely derived from the demand for its customers' products, which subjects the Company to downturns in a customer's business and unanticipated customer production shutdowns. Other major risks and uncertainties include, but are not limited to, significant increases in raw material costs, customer financial stability, worldwide economic and political conditions, foreign currency fluctuations, and future terrorist attacks such as those that occurred on September 11, 2001.

SOURCE  Quaker Chemical Corporation
    -0-                             10/14/2004
    /CONTACT: Neal E. Murphy, Vice President and Chief Financial Officer, Quaker Chemical Corporation, +1-610-832-4189/
    /Web site:  http://www.quakerchem.com /
    (KWR)

CO:  Quaker Chemical Corporation
ST:  Pennsylvania
IN:  CHM
SU:  ERP CCA MAV